SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                   TOLL CORP.
                                       and
                               TOLL BROTHERS, INC.
             (Exact name of registrant as specified in its charter)

                                                22-2485860 - Toll Corp.
               Delaware                         22-2416878 - Toll Brothers, Inc.
---------------------------------------         -------------------------------
(State of incorporation or organization)              (IRS Employer
                                                    Identification No.)
          3103 Philmont Avenue
     Huntingdon Valley, Pennsylvania                         19006
---------------------------------------          -------------------------------
(Address of principal executive offices)                  (Zip Code)

 If this form relates to the                 If this form relates to the
 registration of a class of debt             registration of a class of debt
 securities and is effective upon filing     securities and is to become
 pursuant to General                         effective simultaneously with the
 Instruction A(c)(1) please check            effectiveness of a concurrent
 the following box.  |X|                     registration statement under the
                                             Securities Act of 1933 pursuant to
                                             General Instruction A(c)(2) please
                                             check the following box.  |_|

        Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                       Name of each exchange on which
       to be so registered                       each class is to be registered
-------------------------------------            ------------------------------

  8 3/4% Senior Subordinated                         New York Stock Exchange
 Notes due 2006 of Toll Corp.

 Guarantee of Toll Brothers, Inc. of                 New York Stock Exchange
     8 3/4% Senior Subordinated
         Notes of Toll Corp.


        Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not Applicable



                                     Page 1


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


Item 1.  Description of Registrant's Securities to be Registered.

         The information required by this Item 1 is incorporated by reference to the material set forth under the caption "Description of Debt Securities and Guarantees" in the Registration Statement on Form S-3 (Registration Nos. 33-51775 and 33-51775-01) and to the material set forth under the caption "Description of Notes" in the Prospectus Supplement relating to the 8 3/4% Senior Subordinated Notes Due 2006 of Toll Corp. guaranteed on a senior subordinated basis by Toll Brothers, Inc. (the "Notes"), filed pursuant to Rule 424(b)(5) under the Securities Act of 1993, as amended, on November 8, 1996.

Item 2.   Exhibits.
                      1. Form of Indenture--Incorporated by reference to Exhibit 4.1 to the Registrant's
                           Registration Statement on Form S-3
                           (Registration Nos. 33-51775 and 33-51775-01).

                      2. Authorizing Resolution relating to the Notes and establishing certain terms of the Notes, including at "Attachment A" thereto, a copy of the form of Note -- Incorporated by reference to Exhibit 4.2 to the Registrant's Form 8-K filed on November 15, 1996.


                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                             TOLL CORP.



Date:  November 15, 1996                     By: /s/ Joseph R. Sicree
                                                ------------------------------
                                                Joseph R. Sicree
                                                Vice President


                                             TOLL BROTHERS, INC.



Date:  November 15, 1996                      By: /s/ Joseph R. Sicree
                                                ------------------------------
                                                 Joseph R. Sicree
                                                 Vice President





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